Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TWO RIVER BANCORP

Pursuant to the provisions of Section 14A:9-4 of the New Jersey Business Corporation Act, the undersigned corporation (the “Corporation”) executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

FIRST: That the name of the corporation is TWO RIVER BANCORP.

SECOND: The amendment, as adopted (the "Amendment"), amends the Amended and Restated Certificate of Incorporation of the Corporation to add Article Eighth to read in full as follows:

“EIGHTH: The provisions of Section 14A:3-6.1 to 14A:3-6.9 of the New Jersey Business Corporation Act are hereby made applicable to the Corporation.”

THIRD: The Amendment was approved, pursuant to the provisions of N.J.S.A. 14A:9-2(4)(c), by the Corporation's shareholders at its annual meeting of shareholders held on May 14, 2015.

FOURTH: There were 6,649,052 shares of the common stock, no par value, of the Corporation present and entitled to vote on the proposal to approve the Amendment, of which 3,308,162 shares were voted for approval of the Amendment, and 179,737 shares were voted against such proposal. No other shares of any class or series were entitled to vote on the Amendment as a class.

IN WITNESS WHEREOF, Two River Bancorp has caused this Certificate of Amendment to be signed by William D. Moss, its President and Chief Executive Officer, this 20th day of May, 2015.

TWO RIVER BANCORP

By:	/s/ William D. Moss
William D. Moss
President and Chief Executive Officer

1